EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Phoenix Technologies Ltd. (Form S-8 File Numbers 333-114676, 333-103877, 333-97851, 333-88324, 333-74532, 333-53892, 333-42948, 333-38770, 333-11033, 333-3065, 333-3067, 33-58027, 33-67858, 33-30939, 33-44211, 33-81984, 33-40849, 33-39169, 333-37063, 333-20447, 333-56103, and 333-65291; Form S-3 File Number 333-16309) of our report dated December 17, 2004, with respect to the consolidated financial statements and schedule of Phoenix Technologies Ltd. included in the Annual Report (Form 10-K) for the year ended September 30, 2004.

/s/    Ernst & Young LLP

Palo Alto, California

December 17, 2004